EX. 99.770 - Transactions effected pursuant to Rule 10f-3

1. Name of Underwriter From Who Purchased:

Goldman, Sachs & Co.
Morgan Stanley Dean Witter


2. Names of Underwriting syndicate members:

Deutsche Banc
Alex Brown
Goldman Sachs
Merrill Lynch
Morgan Stanley Dean Witter
Prudential Securities
Salomon Smith Barney
Bank of America


3. Name of Issuer:

Boston Properties, Inc.


4. Title of Security:

Boston Properties, Inc.


5. Date of First Offering:

10/25/00


6. Dollar Amount Purchased:

$902,343.75


7. Number of Shares Purchased:

23,100 Shares


8. Price Per Unit:

$39.0625

9. Resolution Approved by the Board of Trustees: